Exhibit 99.3

For Immediate Release

Alexandria Real Estate Equities, Inc. Announces Redemption of Its Outstanding
3.900% Senior Notes Due 2023

PASADENA, Calif. — August 5, 2020 — Alexandria Real Estate Equities, Inc. (“Alexandria” or the “Company”) (NYSE: ARE) today announced its intention to redeem all of its outstanding 3.900% Senior Notes due 2023 (CUSIP No. 015271 AD1) (the “Notes”), pursuant to its option under the Indenture, dated as of February 29, 2012 (the “Base Indenture”), by and among the Company, Alexandria Real Estate Equities, L.P., as guarantor (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by Supplemental Indenture No. 2, dated as of June 7, 2013, by and among the Company, the Guarantor and the Trustee. The redemption date is September 4, 2020 (the “Redemption Date”), and the redemption price is equal to par plus a make-whole premium, plus accrued and unpaid interest thereon, to, but not including, the Redemption Date, in accordance with the terms of the Notes. As of the date hereof, there was $252,988,000 aggregate principal amount of the Notes outstanding, including Notes tendered pursuant to a Notice of Guaranteed Delivery (as defined in the Company’s Offer to Purchase, dated July 29, 2020 (the “Offer to Purchase”)) that are intended to be purchased on the Guaranteed Delivery Settlement Date (as defined in the Offer to Purchase).

Alexandria, an S&P 500® urban office real estate investment trust, is the first, longest-tenured and pioneering owner, operator and developer uniquely focused on collaborative life science, technology and agtech campuses in AAA innovation cluster locations. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding timing and consummation of the purchase of Notes and risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the purchase of Notes. These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in the Offer to Purchase and in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update this information. For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.

CONTACT: Sara Kabakoff, Vice President – Corporate Communications, (626) 788-5578, skabakoff@are.com

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